UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2023 (March 3, 2023)

GUIDED THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22179	58-2029543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite B Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Gene Cartwright

On March 3, 2023, Dr. Gene Cartwright notified the Board of Directors (the “Board”) of Guided Therapeutics, Inc. (the “Company”) of his intent to retire from his position as President and Chief Executive Officer of the Company and as a member of the Board, effective immediately. Mr. Cartwright’s retirement was not the result of any disagreement with management or the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Dr. Mark Faupel and Mr. Alan Grujic

Dr. Mark Faupel

On March 7, 2023, the Board appointed Dr. Mark Faupel, Ph.D., 67, the Company’s Chief Operating Officer since December 2016, to replace Mr. Cartwright as the Company’s President and Chief Executive Officer, effective as of March 6, 2023. Dr. Faupel is one of the co-founders of the Company and he previously served as the Company’s Chief Executive Officer from May 2007 through 2013. Dr. Faupel has also been a member of the Board since 2017. Dr. Faupel has more than 30 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, particularly in the area of cancer screening and diagnostics. Dr. Faupel has served as a National Institutes of Health reviewer, is the inventor on several U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia. The Company believes Dr. Faupel is more than suitable to fulfill the roles of President and Chief Executive Officer of the Company because of his educational background and his extensive experience in several other executive roles within the Company.

The Board decided to defer discussing his compensation and the Company’s compensation committee plans on meeting at a later date to determine the additional compensation that will be paid to Dr. Faupel for acting as the President and Chief Executive Officer of the Company.

Aside from agreements that have previously been disclosed by the Company in its filings with the Securities and Exchange Commission, Dr. Faupel has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Dr. Faupel and any other director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and there are no arrangements or understandings between him and any other persons pursuant to which he was or is to be selected as an officer.

Mr. Alan Grujic

On March 7, 2023, the Board appointed Mr. Alan Grujic to replace Mr. Cartwright on the Board, effective March 8, 2023. Mr. Grujic, 55, earned a bachelor’s degree in electrical engineering from the University of Toronto and an MBA with a concentration in finance from the University of British Columbia. After commencing his engineering career at CAMI Automotive (Ingersoll, Ontario), Mr. Grujic began a new career in international finance where he was promoted to Director at TD Bank from 1994 to 2002. While in this role, he was stationed in various cities including Toronto, London, and Tokyo. In 2002, Mr. Grujic co-founded and was a managing partner of Infinium Securities, a company which was a large participant in the U.S. and European financial markets, and, at times, was the top equity trader in Canada. In 2012, Mr. Grujic founded Galiam Capital, a hedge fund that raised most of its capital from several large financial institutions. This fund was the largest new quantitative fund launch in 2012. Most recently, Mr. Grujic served as Managing Partner and Chief Executive Officer of All of Us Financial, which he sold to a large publicly listed fintech company in 2021. The Company believes Mr. Grujic is qualified to serve on the Board because of his considerable experience with financial markets and institutions. Mr. Grujic was not appointed as a member of any of the committees of the Board.

Mr. Grujic (a) is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director of the Company and (b) has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark Faupel
Mark Faupel
President and Chief Executive Officer
Date: March 9, 2023

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